EXHIBIT 4.4

WAIVER AND AMENDMENT

WAIVER AND AMENDMENT (this “Amendment”), dated as of October 2, 2013, among AMERICAN MEDIA, INC., a Delaware corporation (the “Company”), the subsidiaries of the Company listed on Schedule I hereto (each a guarantor of the Company’s obligations under the Notes (as defined below) and collectively referred to herein as the “Guarantors”) and Chatham Asset Management, LLC (“CAM”) and Omega Charitable Partnership, L.P. (the “Omega Holder”). The holders of the Notes previously identified to the Company that are affiliated with CAM are referred to in this Agreement, collectively, as the “Chatham Holders”. Each Chatham Holder and the Omega Holder is referred to herein as a “Holder” and, collectively, as the “Majority Holders”. References in this Agreement to the Chatham Holders shall be deemed to include CAM, as such Holder’s duly authorized representative, for purposes of fulfilling the Chatham Holders’ obligations hereunder.

WITNESSETH

WHEREAS, the Company, the Guarantors and certain predecessor holders have executed and delivered a Registration Rights Agreement (as amended, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”), dated as of December 22, 2010, providing for registration rights with respect to the 13½ % Second Lien Senior Secured Notes due 2018 (the “Notes”) issued by the Company and guaranteed by the Guarantors (such guarantees, together with the Notes, the “Securities”) pursuant to an Indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”), dated as of December 22, 2010, among the Company, the Guarantors and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB Wilmington), as trustee;

WHEREAS, the Majority Holders have heretofore executed a counterpart to the Registration Rights Agreement and together represent a majority in aggregate principal amount of the outstanding Securities affected by this Amendment;

WHEREAS, pursuant to Section 2(e) of the Registration Rights Agreement, the Holders are entitled under certain circumstances to the payment of additional interest (“Registration Default Interest”) on the Securities representing Registrable Securities (as defined in the Registration Rights Agreement) in the event of a Registration Default (as defined in the Registration Rights Agreement);

WHEREAS, Section 6(b) of the Registration Rights Agreement provides that, subject to certain conditions, the Registration Rights Agreement may be amended, and waivers or consents to departures from the provisions of the Registration Rights Agreement may be given, by written agreement with the consent of Holders of a majority in aggregate principal amount of the outstanding Securities affected by such amendment or waiver;

WHEREAS, the Majority Holders desire to waive entitlement to the payment of any Registration Default Interest pursuant to the Registration Rights Agreement and the Indenture, whether past due or presently accrued, as set forth in Section 2 below and to amend the Registration Rights Agreement as set forth in Section 3 below; and

WHEREAS, the Board of Directors of the Company and the Boards of Directors and Board of Managers, as the case may be, of the Guarantors have authorized and approved the execution and delivery of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definitions shall have the meanings assigned to them in the Registration Rights Agreement.

(2) Acknowledgement and Waiver. The Majority Holders hereby acknowledge and agree that no Registration Default Interest is due or payable by the Company to the Majority Holders. To the extent that any Registration Default Interest is due or payable by the Company to the Majority Holders under the Registration Rights Agreement or the Indenture, the Majority Holders hereby waive entitlement to the payment of such Registration Default Interest, whether past due or presently accrued. Such waiver shall apply to the Majority Holders only and shall not affect the right of any other holder of the Notes to the payment of Registration Default Interest past due or presently accrued.

(3) Amendments to the Registration Rights Agreement.

(a) The Registration Rights Agreement is hereby amended to delete each of the following sections in their entirety: Section 2 (Registration under the Securities Act); Section 3 (Piggyback Takedowns) and Section 4 (Registration Procedures).

(b) All definitions set forth in Section 1 of the Registration Rights Agreement that relate to defined terms used solely in sections deleted by this Amendment are hereby deleted in their entirety, and all references to sections of the Registration Rights Agreement that are used exclusively in the text of the Registration Rights Agreement that are being otherwise eliminated by this Amendment shall be deleted in their entirety.

(4) Ratification of Registration Rights Agreement.

(a) Except as expressly amended hereby, the Registration Rights Agreement, including but not limited to Section 5 thereof, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Registration Rights Agreement for all purposes, and every Holder under the Registration Rights Agreement shall be bound hereby. In the event of a conflict between the terms and conditions of the Registration Rights Agreement and the terms and conditions of this Amendment, then the terms and conditions of this Amendment shall prevail.

(b) The provisions of this Amendment shall become effective as of the date first written above.

(5) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.

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(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

AMERICAN MEDIA, INC.

By:  /s/Christopher V. Polimeni

Name:	Christopher V. Polimeni

Title: Executive Vice President, Chief Financial Officer and Treasurer

AMERICAN MEDIA, INC.

AMI CELEBRITY PUBLICATIONS, LLC

AMI DIGITAL, INC.

AMI PAPER, INC.

COUNTRY MUSIC MEDIA GROUP, INC.

IN STORE SERVICES INC.

ODYSSEY MAGAZINE PUBLISHING GROUP, INC.

WEIDER PUBLICATIONS, LLC

By:  /s/Christopher V. Polimeni

Name:	Christopher V. Polimeni

Title: Executive Vice President, Chief Financial Officer and Treasurer

CHATHAM ASSET MANAGEMENT, LLC

By:  /s/Anthony Melchiorre

Name: Anthony Melchiorre

Title: Managing Member

Address: 26 Main Street, Suite 204

               Chatham, NJ 07928

OMEGA CHARITABLE PARTNERSHIP, L.P.

By:  /s/David Bloom

Name: David Bloom

Title: Member

Address: 88 Pine Street

               31st Floor
               New York, NY 100005

Signature Page to Waiver and Amendment

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SCHEDULE I

GUARANTORS

AMERICAN MEDIA, INC.

AMI CELEBRITY PUBLICATIONS, LLC

AMI DIGITAL, INC.

AMI PAPER, INC.

COUNTRY MUSIC MEDIA GROUP, INC.

IN STORE SERVICES INC.

ODYSSEY MAGAZINE PUBLISHING GROUP, INC.

WEIDER PUBLICATIONS, LLC

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